Exhibit 5.1
[LETTERHEAD OF HELMS MULLISS & WICKER, PLLC]
March 16, 2007
Bank of America Corporation
Bank of America Corporate Center
100 North Tryon Street
Charlotte, North Carolina 28255

Re:	5.42% Subordinated Notes, due March 15, 2017 and the 5.49% Subordinated Notes, due March 15, 2019 of Bank of America Corporation
Ladies and Gentlemen:
     We have acted as counsel to Bank of America Corporation, a Delaware corporation (the “Corporation”), in connection with the preparation of the Registration Statement on Form S-4 (the “Registration Statement”), being filed by the Corporation with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Corporation’s offers to exchange (the “Exchange Offers”) (i) up to $1,669,400,000 aggregate principal amount of the Corporation’s 5.42% Subordinated Notes, due March 15, 2017 (the “New 2017 Notes”) for a like principal amount of the Corporation’s issued and outstanding 5.42% Subordinated Notes, due March 15, 2017 (the “Old 2017 Notes”) and (ii) up to $508,200,000 aggregate principal amount of the Corporation’s 5.49% Subordinated Notes, due March 15, 2019 (the “New 2019 Notes” and together with the New 2017 Notes, the “New Notes”) for a like principal amount of the Corporation’s issued and outstanding 5.49% Subordinated Notes, due March 15, 2019 (the “Old 2019 Notes” and together with the Old 2017 Notes, the “Old Notes”). The New Notes are to be issued under the Indenture, dated as of January 1, 1995, as supplemented by the First Supplemental Indenture dated as of August 28, 1998 and the Second Supplemental Indenture dated as of January 25, 2007 (as so supplemented, the “Indenture”), by and between the Corporation and The Bank of New York Trust Company, N.A. (successor trustee to The Bank of New York, successor trustee to U.S. Bank Trust, National Association), as trustee (the “Trustee”), and pursuant to the Registration Rights Agreement, dated as of December 19, 2006, by and between the Corporation and Banc of America Securities LLC.
     As such counsel, we have examined and are familiar with such original or photocopies or certified copies of such records of the Corporation and its subsidiaries, certificates of officers of the Corporation and of public officials and such other documents as we have deemed relevant or necessary as the basis for the opinion set forth below. In such examinations, we have assumed the legal capacity of natural persons, the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such copies. We have also relied upon statements of fact contained in documents that we have examined in connection with our representation of the Corporation.
     Based the foregoing, we are of the opinion that the New Notes have been duly authorized by the Corporation, and, when (i) the Registration Statement, as finally amended (including any post-effective amendments), becomes effective and (ii) the New Notes have been duly executed and authenticated in accordance with the terms of the Indenture and have been delivered in exchange for the Old Notes in accordance with the terms of the Exchange Offers, the New Notes will constitute valid and binding obligations of the Corporation, enforceable against the Corporation in accordance with their terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific performance of remedies, and further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and any bank regulatory powers now or hereafter in effect and to the application of principles of public policy.
     This opinion is rendered to you and for your benefit in connection with the registration of the New Notes and we hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offers and the New Notes and to the reference to us under the caption “Legal Matters” contained therein.
Very truly yours,
/s/ HELMS MULLISS & WICKER, PLLC

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